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                                                                    Exhibit 99.1

Bank of America Agrees to Settle Merger-Related
Lawsuits

February 8, 2002

Reporters May Contact
Bob Stickler, Bank of America, 1.704.386.8465 robert.stickler@bankofamerica.com
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CHARLOTTE -- Bank of America Corporation today announced that it has reached an agreement in principle to settle all certified class action lawsuits filed in the wake of the merger of NationsBank and BankAmerica corporations in 1998.

The settlement will be paid from existing litigation reserves and insurance. There will be no impact on the company's financial results.

In settling these actions subject to certain conditions including judicial approval, the company did not acknowledge any validity to the assertions of the plaintiffs concerning valuations, disclosure or other issues.

"While we believed our actions in 1998 were totally appropriate, we also felt it was best to get this litigation behind us," said Ken Lewis, Bank of America chairman and chief executive officer. "These cases have taken an inordinate amount of management's time, and it is clearly in the best interests of shareholders that we are now free to devote our full attention to executing our customer-focused strategies in order to create future value for our shareholders."

The settlement calls for payment of $333.2 million to classes of former NationsBank shareholders on claims alleging omissions prior to the merger relating to BankAmerica's relationship with D.E. Shaw & Co. L.P. and related entities. The agreement also provides for the payment of $156.8 million to classes of former BankAmerica shareholders and purchasers of shares of BankAmerica and Bank of America corporations relating to alleged omissions with respect to D.E. Shaw and alleged misrepresentations with respect to the merger of NationsBank and BankAmerica.

Last year, the company reached a settlement with the Securities and Exchange Commission on issues surrounding the disclosure and accounting by BankAmerica related to its relationship with D.E. Shaw. There was no fine and no restatement of financial results.

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Bank of America Corporation stock (ticker: BAC) is listed on the New York,
Pacific and London stock exchanges.

Forward Looking Statements

This press release contains forward-looking statements, including without limitation, the Corporation's financial conditions, results of operations and earnings outlook. These forward-looking statements involve certain risks and uncertainties. Actual conditions, results and earnings may differ materially from those contemplated by such forward-looking statements. Factors that could cause this difference include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) costs or difficulties related to the integration of acquisitions are greater than expected; 4) general economic conditions, internationally, nationally or in the states in which the company does business, including the impact of the events of September 11, 2001 and the energy crisis, are less favorable than expected; 5) changes in the interest rate environment reduce interest margins and affect funding sources; 6) changes in market rates and prices may adversely affect the value of financial products; 7) legislation or regulatory requirements or changes may adversely affect the businesses in which the company is engaged; 8) litigation liabilities, including without limitation, costs, expenses, settlements and judgements, that may adversely affect the Corporation or its businesses; and 9) decisions to downsize, sell or close units or otherwise change the business mix of the company. For further information, please refer to the Bank of America reports filed with the SEC.